Exhibit 99.1

Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, TN 38115-4436
For details, contact:

Robert P. Mundy Senior Vice President and Chief Financial Officer
T 901-369-4128 robert.mundy@versopaper.com www.versopaper.com

FOR IMMEDIATE RELEASE

VERSO PAPER CORP. ANNOUNCES PRELIMINARY RESULTS OF

TENDER OFFER FOR CERTAIN OUTSTANDING DEBT

MEMPHIS, Tenn. (March 21, 2012) – Verso Paper Corp. (NYSE: VRS) announced today that, pursuant to the previously announced tender offer of its subsidiary, Verso Paper Holdings LLC (“Verso Holdings”), Verso Holdings received tenders from the holders of $270,573,000 aggregate principal amount of the 11 1/2% senior secured notes due 2014 issued by it and Verso Paper Inc. (the “Notes”) prior to the early tender payment deadline on March 20, 2012, at 5:00 p.m., New York City time (the “Early Tender Date”). The tenders for the Notes received by Verso Holdings prior to the Early Tender Date represent approximately 85.9% of the outstanding Notes.

The complete terms and conditions of the tender offer for the Notes are detailed in Verso Holdings’ Offer to Purchase dated March 7, 2012, and the related Letter of Transmittal (the “Tender Offer Documents”). Verso Holdings currently expects to accept for payment, subject to conditions set forth in the Tender Offer Documents, all of the Notes validly tendered prior to the Early Tender Date on Wednesday, March 21, 2012.

Each holder who validly tendered its Notes prior to the Early Tender Date will receive, if such Notes are accepted for purchase pursuant to the tender offer, the total consideration of $1,055.00 per $1,000 principal amount of Notes tendered, which consists of $1,025.00 as the tender offer consideration and $30.00 as an early tender payment. In addition, accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all validly tendered and accepted Notes.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on April 3, 2012, unless extended or earlier terminated (the “Expiration Date”). Because the Early Tender Date has passed, tendered Notes may no longer be withdrawn at any time, except to the extent that Verso Holdings is required by law to provide additional withdrawal rights. Holders who validly tender their Notes after the Early Tender Date will receive only the tender offer consideration and will not be entitled to receive an early tender payment if such Notes are accepted for purchase pursuant to the tender offer.

All the conditions set forth in the Tender Offer Documents remain unchanged. If any of the conditions is not satisfied, Verso Holdings may terminate the tender offer and return tendered Notes not previously accepted. Verso Holdings has the right to waive any of the foregoing conditions with respect to the Notes. In addition, Verso Holdings has the right, in its sole discretion, to terminate the tender offer at any time, subject to applicable law.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer is being made only through, and subject to the terms and conditions set forth in, the Tender Offer Documents and related materials.

Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Barclays Capital Inc. and Goldman, Sachs & Co. are acting as the Dealer Managers for the tender offer. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC, Attn: Liability Management Group at (800) 820-1653 (toll-free) or at (212) 325-5912 (collect); to Citigroup Global Markets Inc., Attn: Liability Management Group at (800) 558-3745 (toll-free) or at (212) 723-6106 (collect); to Barclays Capital Inc., Attn: Liability Management Group at (800) 438-3242 (toll-free) or at (212) 528-7581 (collect); or to Goldman, Sachs & Co., Attn: Liability Management Group at (800) 828-3182 (toll-free) or at (212) 902-5183 (collect).

Global Bondholder Services Corporation is acting as the Information Agent for the tender offer. Requests for the Tender Offer Documents may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for brokers and banks) or (866) 807-2200 (for all others).

Neither Verso Holdings’ board of directors nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.

Forward-Looking Statements

In this news release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and similar expressions. Forward- looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this news release to reflect subsequent events or circumstances or actual outcomes.

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